Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan I

Financial Statements and

Supplemental Schedule

December 31, 2012 and 2011

National Grid USA Companies’ Incentive Thrift Plan I

Table of Contents

December 31, 2012 and 2011

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)	20

Report of Independent Registered Public Accounting Firm

Plan Administrator

National Grid USA Companies’

Incentive Thrift Plan I

Brooklyn, New York

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I (the Plan) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

July 1, 2013

National Grid USA Companies’ Incentive Thrift Plan I

Statements of Net Assets Available for Benefits

December 31, 2012 and 2011

	2012	2011
Assets
Investments, at fair value	$1,288,053,873	$1,141,804,061

Plan interest in Master Trust	306,068,989	311,618,888

Receivables:
Dividends	2,442,719	2,259,401
Employee contributions	4,467	516,040
Employer contributions	2,582	2,083,248
Notes receivable from participants	20,034,575	20,466,474

Total receivables	22,484,343	25,325,163

Total assets	1,616,607,205	1,478,748,112

Liabilities	—	—

Net Assets Available for Benefits at Fair Value	1,616,607,205	1,478,748,112

Adjustment from Fair Value to Contract Value for Fully Benefit-Responsive Investment Contracts	(7,901,440)	(4,393,326)

Net Assets Available for Benefits	$1,608,705,765	$1,474,354,786

The accompanying notes are an integral part of the financial statements

National Grid USA Companies’ Incentive Thrift Plan I

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2012

Additions to Net Assets Attributed to
Investment income:
Net appreciation in fair value of investments	$130,480,536
Interest and dividend income	40,416,003

Total investment income	170,896,539

Interest income on notes receivable from participants	749,387

Contributions:
Employee contributions	55,155,872
Employer contributions	19,357,599
Rollover contributions	3,255,639

Total contributions	77,769,110

Total additions	249,415,036

Transfer of Assets from Thrift Plan II	746,128

Deductions from Net Assets Attributed to
Benefits paid to participants	115,739,677
Fees	70,508

Total deductions	115,810,185

Net increase in net assets available for benefits	134,350,979

Net Assets Available for Benefits
Beginning of year	1,474,354,786

End of year	$1,608,705,765

The accompanying notes are an integral part of the financial statements

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

1.	Description of the Plan

The following brief description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

        Plan Description

The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) are immediately eligible to participate in the Plan upon employment, but will not receive Matching Contributions from the Employers until the first of the month following three months of service. Certain individuals are not eligible to participate in the Plan, including but not limited to leased employees, interns, co-op students, summer students, and independent contractors or individuals paid by an agency or party other than the Company, or any employee covered under a collective bargaining agreement.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

The Plan evaluated subsequent events for recognition or disclosure through July 1, 2013, the date the financial statements were issued.

        Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1% to 50% of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Thrift Plan, and any other salary reductions under the Health Care Spending Account Plan, Family Day Care Assistance Plan or for Company health care coverage.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $17,000 and $16,500 in 2012 and 2011, respectively, for employees who did not attain age 50 by the end of the respective Plan year. For employees who did attain age 50 by the last day of the applicable Plan year, the annual maximum pre-tax contribution was $22,500 and $22,000 for 2012 and 2011, respectively.

Participants can also elect to contribute up to 15% of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50% of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $50,000 and $49,000 for 2012 and 2011, respectively).

Company Core Contributions

Participants hired or rehired on January 1, 2011 or later, are eligible for Company Core Contributions, which begin the 1st of the month following 3 months of service. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points (age plus years of service) as of January 1 of the Plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)

< 45	4%
45 – 54	5%
55 – 64	6%
65 – 74	7%
75 +	8%

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard and Core Contributions will begin with their first paycheck after the 1st of the month following 3 months of service. These contributions will continue even if Participants do not contribute to the Plan.

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative (“QDIA”) which is the Vanguard Target Retirement Fund closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Company Matching Contributions

The Company matches 50% of the first 8% Participants contribute (pre-tax and after-tax contributions) to the Plan. Matching Contributions are based on All Pay, as a ratio of the Participant’s Elective Contribution dollar amount and their All Pay.

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Contributions are subject to certain limitations.

All Employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, Southern Union Company Valley Pension Plan, KeySpan Retirement Plan and KeySpan Retirement Income Plan) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the code. The total amount rolled over from these Plans in 2012 was $1,730,968.

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6% of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of pre-tax Contributions each year. For Participants who elect an automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each January. The automatic increase service is not available for after-tax Contributions.

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution, allocations of (a) the employer’s Matching Contributions, (b) Company Core contributions, and (c) allocations of Plan earnings, net of fees. Allocations are based on Participant earnings or account balances, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account, as provided in the plan document.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Vesting

Participants are immediately vested in their Elective Contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) is entitled to receive the full amount in the Participant’s account. Participants will be 100% vested in employer match, Company core, discount, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s attainment of Normal Retirement Age (age 65) (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Benefits Committee. Interest rates at December 31, 2012 ranged from 3.25% to 10.50%. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $73,165 and $25,916 as of December 31, 2012 and 2011, respectively.

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1/2. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior Plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2012 and 2011, forfeited non-vested accounts totaled $242,226 and $185,151, respectively. These accounts may be used to reduce future Employer contributions and pay Plan administration expenses as described in the Plan document. During the year ended December 31, 2012, $16,735 of forfeited non-vested accounts were utilized to reduce Employer contributions.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust fund. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 11 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the gains and losses on investments bought and sold as well as held during the year.

Management fees and operating expenses are charged to Plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent notes receivable are recorded as distributions based upon the terms of the plan document.

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

3.	Investments

The following presents investments that represent five percent or more of the Plan’s net assets available for benefits at December 31, 2012 and 2011:

	2012		2011
Master Trust Investment - Galliard Stable Value Fund	$298,167,549	*	$307,225,562	*
Vanguard Target Retirement 2025	218,770,690		195,466,731
Vanguard Target Retirement 2030	167,690,771		145,893,868
Vanguard Target Retirement 2020	162,567,334		153,344,967
National Grid American Depository Receipts	120,923,285		100,814,635
Vanguard Target Retirement 2015	101,365,787		97,481,188
Vanguard Institution Index Fund	83,202,069			**

*	This represents contract value and, therefore, differs from the fair value of $306,068,989 and $311,618,888 as noted in the statements of net assets available for benefits as of December 31, 2012 and 2011, respectively.
**	Investment did not represent 5% or more of the Plan’s net assets.

During the year ended December 31, 2012, the Plan’s investments (including gains and losses on investments bought, sold and held during the year) appreciated in value as follows:

Mutual funds	$105,845,842
Common stock	18,944,400
Common/Collective Trusts	5,690,294

Net appreciation in fair value	$130,480,536

4.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine and participants will become 100 percent vested in their Company contributions.

5.	Tax Status

The Plan obtained its latest determination letter on July 17, 2002, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended and restated since receiving the determination letter. Additionally, the Plan filed for a new determination letter in January 2011 which is currently pending approval. However, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2012, there are no uncertain positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

6.	Related-Party Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions. Moreover, the Plan’s investment options include mutual funds and common/collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

7.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

8.	Plan Administrative Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was not paid administration fees out of Plan assets during the year ended December 31, 2012.

9.	Guaranteed Investment Contract

The Plan provides a stable value investment, the Galliard Stable Value Fund (the “Galliard Fund”), which primarily invests in traditional guaranteed investment contracts (“GICs”) and security-backed contracts issued by insurance companies and other financial institutions. Traditional GICs are backed by the general account of the contract issuer. The Galliard Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified period. Interest is accrued on either a simple or fully compounded basis, and is paid either periodically or at the end of the contract term. The issuer guarantees that all qualified Participant withdrawals will be at contract value (principal plus accrued interest).

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

A security-backed contract is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the Galliard Fund. Security-backed contracts are considered either “targeted benchmark” (underlying investments are managed to a specific benchmark) or “targeted duration” (underlying investments are managed to a specific duration). The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified Participant withdrawals will be at contract value.

The Galliard Fund enters into participating or hybrid contracts. In a participating contract, the contract holder participates in asset and liability risks. Therefore, these risks transfer from the contract issuer to the Galliard Fund. However, in the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds the fair value of the underlying portfolio. A hybrid contract is a combination of participating and non-participating contracts. In a non-participating contract, the contract holder does not participate in asset and liability risks. Typically, hybrid contracts are 20% participating and 80% non-participating, and each component is reset over a 12 month cycle. Hybrid contracts generally have a higher contract fee compared to participating contracts. No payments related to participating or hybrid contracts were made during the years ended December 31, 2012 and 2011.

Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets.

GICs provide a fixed rate of interest over the term to maturity of the contract, and, therefore, do not experience fluctuating crediting rates. The net crediting rate reflects fees paid to security- backed contract issuers. The security backed contracts are designed to reset their respective crediting rates on a quarterly basis. GIC crediting rates are not reset. Security-backed contracts cannot credit an interest rate that is less than zero percent. The crediting rate of security-backed contracts will track current market yields on a trailing basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

To the extent that the underlying portfolio of a security-backed contract has unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value under contract value accounting. As a result, the future crediting rate may be lower over time than the then current market rates. Similarly, if the underlying portfolio generates unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher than the then current market rates.

The yield earned by the Galliard Fund at December 31, 2012 and 2011 was 1.27% and 1.90%, respectively. The yield earned by the Galliard Fund with an adjustment to reflect the actual interest rate credited to Participants in the Galliard Fund at December 31, 2012 and 2011 was 1.92% and 2.13%, respectively.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

GICs and security-backed contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Galliard Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment. At this time, the Galliard Fund does not believe that the occurrence of any such market value event, which would limit the Galliard Fund’s ability to transact at contract value with Participants, is probable.

GICs generally do not permit issuers to terminate the agreement prior to the scheduled maturity date. Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Galliard Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero.

In addition, if the Galliard Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Galliard Fund will receive the fair value as of the date of termination.

Certain events such as Plan termination or a Plan merger initiated by the Company which results in a material and adverse effect on the wrapper contract may limit the ability of the Plan to transact on contract value or may allow for the termination of the wrapper contracts at less than contract value. At this time, the Company believes that any events that may limit the ability of the Plan to transact at contract value are remote.

10.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. Each participating retirement plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. At December 31, 2012 and 2011, the Plan’s interest in the net assets of the Master Trust was approximately 43% and 45%, respectively. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the plan’s assets were invested in the Master Trust.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

The following table presents the net assets of the Master Trust as of December 31, 2012 and 2011. Investments that represent 5% or more of the Master Trust’s net assets are separately identified.

	2012	2011
Investments at Fair Value:

Common/collective trusts	$524,775,864	$534,097,866
Insurance separate account	154,117,891	147,404,257
Short-term investment fund	30,183,216	17,989,736
Wrapper contracts	118,723	88,740
Liabilities	(375,664)	(383,580)

Total investments at fair value	708,820,030	699,197,019

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(18,298,812)	(9,857,555)

Net Assets in the Master Trust at Contract Value	$690,521,218	$689,339,464

The following are the changes in net assets for the Master Trust for the year ended December 31, 2012:

Interest	$12,774,854
Net transfers	(3,151,843)

Increase in net assets	9,623,011

Net assets:
Beginning of year	699,197,019

End of year	$708,820,030

The following table presents investments that represent 5% or more of the Master Trust’s net assets at December 31, 2012 and 2011:

	2012	2011
Wells Fargo Stable Return Fund	$165,577,584	$168,934,793
MetLife Separate Account SA 613/SA 694	154,117,891	147,404,257
Wells Fargo Fixed Income Fund A	97,799,639	112,419,115
Wells Fargo Fixed Income Fund B	85,661,028	83,426,670
Wells Fargo Fixed Income Fund F	174,272,507	169,672,494

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

11.	Fair Value Measurements

The Plan measures its investments at fair value on a recurring basis in accordance with accounting principles generally accepted in the United States of America. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The framework that the authoritative guidance establishes for measuring fair value includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs used in determining valuations into three levels. The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuational techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are as follows:

Level 1 - Fair value is based on unadjusted quoted prices in active markets that are accessible to the Plan for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.

Level 2 - Fair value is based on significant inputs, other than Level 1 inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets or liabilities, quoted market prices in inactive markets for identical or similar assets, and other observable inputs.

Level 3 - Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level 3 classification include option pricing models discounted cash flows, and similar techniques.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2012 and 2011 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3		Total
Common stock, energy	$120,923,285	$—		$—	$120,923,285
Mutual funds:
Index funds	170,274,538	—		—	170,274,538
Balanced funds	872,455,157	—		—	872,455,157
Fixed income fund	76,621,008	—		—	76,621,008

Total mutual funds	1,119,350,703	—		—	1,119,350,703
Common/collective trusts, Balanced funds	—	47,779,885		—	47,779,885

Total	$1,240,273,988	$47,779,885	$		$1,288,053,873

	Assets at Fair Value as of December 31, 2011
Common stock, energy	$100,814,635	$—		$—	$100,814,635
Mutual funds:
Index funds	147,228,095	—		—	147,228,095
Balanced funds	788,651,978	—		—	788,651,978
Fixed income fund	58,873,097	—		—	58,873,097

Total mutual funds	994,753,170	—		—	994,753,170
Common/collective trusts, Balanced funds	—	46,236,256		—	46,236,256

Total	$1,095,567,805	$46,236,256	$		$1,141,804,061

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2012 and 2011:

	Master Trust Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Common/collective trusts:
Fixed income funds	$—	$359,198,280	$—	$359,198,280
Stable return fund	—	165,577,584	—	165,577,584

Total common/collective trusts	—	524,775,864	—	524,775,864

Insurance separate account	—	154,117,891	—	154,117,891
Short-term investment fund	—	30,183,216	—	30,183,216
Wrapper contracts	—	118,723	—	118,723
Liabilities	—	(375,664)	—	(375,664)

Total	$—	$708,820,030	$—	$708,820,030

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

	Master Trust Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common/collective trusts:
Fixed income funds	$—	$365,163,073	$—	$365,163,073
Stable return fund	—	168,934,793	—	168,934,793

Total common/collective trusts	—	534,097,866	—	534,097,866

Insurance separate account	—	147,404,257	—	147,404,257
Short-term investment fund	—	17,989,736	—	17,989,736
Wrapper contracts	—	88,740	—	88,740
Liabilities	—	(383,580)	—	(383,580)

Total	$—	$699,197,019	$—	$699,197,019

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2012 or 2011:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds: Valued at the net asset value (“NAV”) of shares held by the Plan at year end.

Insurance separate account: Valued based upon the fair value of the underlying assets derived principally from or corroborated by observable market data by correlation or other means.

Short-term investment fund: Includes cash and cash equivalents, and various short-term debt instruments and short-term investment funds. Short-term investment vehicles are valued based upon a net asset value.

Stable value fund: Plan’s interest in master trust: Fair value of the underlying investments is determined taking into account values supplied by reputable pricing or quotation service or quotations furnished by one or more reputable sources, such as securities brokers, dealers or investment bankers, mutual fund administrators or other relevant information. Fair value of the insurance contracts, known as wrapper contracts, is based on quoted market prices at the time of valuation versus actual costs of the contracts. The fair value of wrapper contracts for the Stable Value Fund as of December 31, 2012 and 2011 was $118,723 and $88,740, respectively.

Common/collective trusts: Valued based upon the unit values of such collective trust funds held by the Plan at year end. Unit values are based on the fair value of the underlying assets of the fund derived from inputs principally from or corroborated by observable market data by correlation or other means.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, while Plan management believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The nature and risks of the Wellington common/collective trust funds (Balanced Funds) at December 31, 2012 and 2011 is to seek to provide growth and a level of risk appropriate for a particular retirement date, while preserving capital during retirement. There are no unfunded commitments or withdrawal restrictions.

The nature and risks of the stable return common/collective trust fund is to protect principal while providing a higher rate of return than shorter maturity investments, such as money market funds or certificates of deposit. There are no unfunded commitments or withdrawal restrictions.

The fixed income common/collective trust funds invest primarily in U.S. Government and agency securities and corporate notes and bonds. There are no unfunded commitments or withdrawal restrictions.

12.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

13.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2012 and 2011:

	2012	2011
Net assets available for benefits per the financial statements	$1,608,705,765	$1,474,354,786

Less deemed distributions	(73,165)	(25,916)

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	7,901,440	4,393,326

Net assets available for benefits per the Form 5500	$1,616,534,040	$1,478,722,196

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2012 and 2011

The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2012:

Change in net assets available for benefits per the financial statements	$134,350,979

Change in cumulative deemed distributions	(47,249)

Change in adjustment fair value to contract value for fully benefit-responsive investment contracts	3,508,114

Change in net assets available for benefits per the Form 5500	$137,811,844

14.	Subsequent Events

On July 1, 2013, National Grid and Vanguard will reduce the cost of owning target-date investments in the Plan by converting Vanguard Target Retirement Funds to Vanguard Target Retirement Trusts Plus that have lower-cost shares. This change is being made to provide target-date fund investors with an opportunity for substantial savings on investment management fees.

Target Retirement Funds and Target Retirement Trusts represent investments in the same portfolio of securities, but they are subject to different expenses and fees. The Target Retirement Trusts are generally offered only to large investors such as the Plan. The change to the lower-cost shares of the trusts will not change underlying investments.

A quarterly administration fee of $14.50 will now be charged to each participant. Previously, administration fees were included only in the expense ratios of Vanguard Target Retirement Funds offered by the Plan. The administration charge will vary with the amount of investment in these target-date funds. The new administration fee ensures that every participant is charged the same amount for administration and allows the Plan to offer the lower-cost Vanguard Target Retirement Trusts Plus. Vanguard will not begin to deduct the administration fee from participants’ accounts until December 2013.

National Grid USA Companies’ Incentive Thrift Plan I

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)

EIN: 04-1663150 Plan Number: 005

December 31, 2012

(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Current Value (e)
*	Common Stock	National Grid American Depository Receipts	N/R	$120,923,285

*	Mutual Funds	Vanguard Target Retirement 2025	N/R	218,770,690
*	Mutual Funds	Vanguard Target Retirement 2030	N/R	167,690,771
*	Mutual Funds	Vanguard Target Retirement 2020	N/R	162,567,334
*	Mutual Funds	Vanguard Target Retirement 2015	N/R	101,365,787
*	Mutual Funds	Vanguard Institution Index Fund	N/R	83,202,069
*	Mutual Funds	PIMCO Total Return Fund	N/R	76,621,008
*	Mutual Funds	Vanguard Target Retirement 2035	N/R	67,246,311
*	Mutual Funds	Vanguard Extended Market Index Institution	N/R	58,189,179
*	Mutual Funds	Vanguard Target Retirement 2010	N/R	46,153,279
*	Mutual Funds	Vanguard Target Retirement Income	N/R	37,251,145
*	Mutual Funds	FTSE All-World ex-US lst	N/R	28,883,290
*	Mutual Funds	Vanguard Target Retirement 2040	N/R	28,360,809
*	Mutual Funds	Vanguard Target Retirement 2045	N/R	21,103,476
*	Mutual Funds	Vanguard Target Retirement 2050	N/R	19,563,263
*	Common/Collective Trust	Wellington Trust Target 2020	N/R	15,621,391
*	Common/Collective Trust	Wellington Trust Target 2030	N/R	15,089,074
*	Common/Collective Trust	Wellington Trust Target 2040	N/R	6,928,234
*	Common/Collective Trust	Wellington Trust Target 2050	N/R	6,268,014
*	Common/Collective Trust	Wellington Trust Target 2010	N/R	2,247,998
*	Mutual Funds	Vanguard Target Retirement 2055	N/R	2,113,030
*	Common/Collective Trust	Wellington Trust Target Retirement Income	N/R	1,363,454
*	Mutual Funds	Vanguard Target Retirement 2060	N/R	269,262
*	Common/Collective Trust	Wellington Trust Target 2000	N/R	261,720

*	Notes receivable from participants	Loans with various maturities and rates of interest from 3.25% to 10.50%		20,034,575
				$1,308,088,448

*	A party-in-interest as defined by ERISA

N/R - participant directed investment, cost not required to be reported